Exhibit 99.1

Trade Street Residential Closes on $75 Million Syndicated Credit Facility

Accordion Feature Allows Expansion to $250 Million

Company Release - 02/03/2014 07:00

AVENTURA, Fla., Feb. 3, 2014 (GLOBE NEWSWIRE) — Trade Street Residential, Inc. (Nasdaq:TSRE) (the "Company") announced today that on January 31, 2014 the Company's operating partnership, Trade Street Operating Partnership, LP, entered into a $75 million senior secured credit facility (the "Credit Facility") with Regions Bank as Lead Arranger and US Bank National Association as a participant.

The Credit Facility is comprised of an initial $75 million commitment with an accordion feature allowing the Company to increase borrowing capacity to $250 million, subject to certain approvals. The Credit Facility has an initial three-year term that can be extended at the Company's option for up to two, one-year periods and has a variable interest rate of LIBOR plus a spread of 1.75% to 2.75%, depending on the company's consolidated leverage ratio. The initial borrowing rate of the Credit Facility will be LIBOR plus 2.00%. The Credit Facility is guaranteed by Trade Street Residential, Inc. and certain subsidiaries and is secured by first priority mortgages on designated properties that make up the borrowing base ("Borrowing Base") as defined under the agreement. Availability under the Credit Facility is permitted up to 65% of the value of the Borrowing Base. The Credit Facility contains customary affirmative, negative and financial covenants.

"The closing of this transaction, along with our successful rights offering, enhances our ability to execute our long-term strategy to grow our platform through the acquisition of high-quality properties in vibrant Sunbelt markets," said David Levin, President and Vice Chairman.

"We are pleased with the support of our bank partners in completing such a successful transaction. This facility is important for Trade Street as it allows us flexibility in managing our balance sheet and provides a cost-effective financing solution for our long-term growth," added Richard Ross, Chief Financial Officer.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a fully-integrated, self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

CONTACT:	Investor Relations:
Stephen Swett
786-248-6099
ir@trade-street.com

Media Contact:
Jason Chudoba, ICR for Trade Street
646-277-1249
Jason.Chudoba@icrinc.com

Source: Trade Street Residential, Inc.